Exhibit 10.1

WARRANT REPURCHASE AGREEMENT

THIS WARRANT REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 17th day of February, 2015, by and between WLR Recovery Fund IV, L.P. (“WLR Recovery”), WLR IV Parallel ESC, L.P. (“WLR Parallel” and, together with WLR Recovery, the “Sellers,” and each a “Seller”), and Talmer Bancorp, Inc., a Michigan corporation (the “Purchaser”).

RECITALS

WHEREAS, the Purchaser has granted warrants to Sellers to purchase in the aggregate up to 2,529,416 shares of Purchaser’s Class A Voting Common Stock, par value $1.00 per share (the “Common Shares”) pursuant to the following agreements (each as defined below and collectively, the “Warrant Agreements”):

1.              Warrant to Purchase Shares of Common Stock of First Michigan Bancorp, Inc. (n/k/a Talmer Bancorp, Inc.) dated April 30, 2010 issued to WLR Recovery Fund IV, L.P. to purchase up to 1,616,669 Common Shares at an exercise price of $6.00 per share (“Warrant One”);

2.              Warrant to Purchase Shares of Common Stock of First Michigan Bancorp, Inc. (n/k/a Talmer Bancorp, Inc.) dated April 30, 2010 issued to WLR IV Parallel ESC, L.P. to purchase up to 6,493 Common Shares at an exercise price of $6.00 per share (“Warrant Two”);

3.              Warrant to Purchase Shares of Common Stock of Talmer Bancorp, Inc. dated February 21, 2012 issued to WLR Recovery Fund IV, L.P. to purchase up to 108,686 Common Shares at an exercise price of $8.00 per share (“Warrant Three”);

4.              Warrant to Purchase Shares of Common Stock of Talmer Bancorp, Inc. dated February 21, 2012 issued to WLR IV Parallel ESC, L.P. to purchase up to 436 Common Shares at an exercise price of $8.00 per share (“Warrant Four”);

5.              Warrant to Purchase Shares of Common Stock of Talmer Bancorp, Inc. dated December 27, 2012 issued to WLR Recovery Fund IV, L.P. to purchase up to 793,943 Common Shares at an exercise price of $8.00 per share (“Warrant Five”); and

6.              Warrant to Purchase Shares of Common Stock of Talmer Bancorp, Inc. dated December 27, 2012 issued to WLR IV Parallel ESC, L.P. to purchase up to 3,189 Common Shares at an exercise price of $8.00 per share (“Warrant Six”).

WHEREAS, the Sellers desires to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Warrants (as defined below) on the terms and conditions set forth in this Agreement (the “Repurchase Transaction”).

WHEREAS, after due consideration, the Audit Committee of the Board of Directors of the Purchaser (the “Audit Committee”), which consists solely of independent directors of the Board of Directors of the Purchaser (the “Board”), has reviewed and approved the Repurchase Transaction, and has reported such approval to the Board, which has also approved the Repurchase Transaction with the Board representative designated by the Sellers recusing himself from the process.

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

SALE AND PURCHASE

1.                                      Purchase. Concurrently with the execution hereof and subject to the terms and conditions of this Agreement, the Sellers hereby sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser hereby does purchase, acquire and accept from the Sellers, warrants to purchase 2,529,416 Common Shares pursuant to the Warrant Agreements (the “Warrants”). The total purchase price for the Warrants shall be $19,892,462.14 (the “Purchase Price”) and is determined as follows:

a.              $8.30 per Warrant share for the Warrants reflected in Warrant One and Warrant Two;

b.              $6.97 per Warrant share for the Warrants reflected in Warrant Three and Warrant Four; and

c.               $7.10 per Warrant share for the Warrants reflected in Warrant Five and Warrant Six.

2.                                      Closing. The closing of the transactions contemplated hereby shall take place concurrently with the execution hereof (the “Closing Date”).  On the Closing Date, the Sellers  shall deliver or cause to be delivered to the Purchaser all of the Sellers’ right, title and interest in and to the Warrants, upon the delivery of which, the Warrant Agreements shall be terminated in their entirety and shall be null and void.  On the Closing Date, the Purchaser shall pay to the Sellers the Purchase Price in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the Sellers to the Purchaser.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers hereby represents and warrants to the Purchaser, severally but not jointly, as of the date hereof, and such representations and warranties shall survive the Closing Date, that:

1.                                      Existence and Power.

a.              Such Seller has been duly formed and is existing as a limited partnership in good standing under the laws of the state of its formation and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

b.              The execution and delivery of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereby (i) do not require the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to Section 16 or Regulation 13D under the Securities Exchange Act of 1934 (the “Exchange Act”)) filing by such Seller with, any governmental authority or regulatory authority, including any stock exchange or self-regulatory organization, or court, or body or arbitrator having jurisdiction over such Seller; and (ii) except as would not have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement, do not and will not constitute or result in a breach, violation or default, or cause the acceleration or termination of any obligation or right of such Seller or any other party thereto, under (A) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which such Seller is a party, (B) such Seller’s organizational documents or (C) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, including any stock exchange or self-regulatory organization, governmental authority, arbitrator, mediator or similar body.

2.                                      Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by such Seller and, assuming the due execution and delivery of this Agreement by all parties thereto, constitutes a legal, valid and binding obligation of such Seller, enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity. Such Seller has duly taken all necessary limited partnership action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

3.                                      Ownership.

a.              WLR Recovery holds good and valid title to Warrant One, Warrant Three and Warrant Five free and clear of any liens, charges, claims, pledges, security interests or other encumbrances, whether arising by agreement, operation of law or otherwise, and there are no restrictions on such Seller’s right to transfer such Warrants to Purchaser and such Seller has not exercised the right to purchase any of the Common Shares pursuant to Warrant One, Warrant Three or Warrant Five.

b.              WLR Parallel holds good and valid title to Warrant Two, Warrant Four and Warrant Six free and clear of any liens, charges, claims, pledges, security interests or other encumbrances, whether arising by agreement, operation of law or otherwise, and there are no restrictions on such Seller’s right to transfer such Warrants to Purchaser and such Seller has not exercised the right to purchase any of the Common Shares pursuant to Warrant Two, Warrant Four and Warrant Six.

4.                                      Access to Information; Sophistication such Seller; Lack of Reliance. Such Seller acknowledges and agrees that, except as set forth in this Agreement, the Purchaser is not making any express or implied warranties in connection with the Repurchase Transaction. Such Seller acknowledges that such Seller (a) has a representative on the board of directors of the Purchaser, (b) is familiar with and has had an opportunity to investigate the financial condition, results of operations, assets, liabilities and potential future operations of the Purchaser, and (c) has been provided with such information, documents and other materials concerning the Purchaser, including its financial condition, results of operations, prospects and business, to enable such Seller to form an independent judgment regarding the advisability of the sale of its applicable Warrants on the terms and conditions contained herein. Such Seller has also had the opportunity to review the periodic and current reports filed by the Purchaser with the U.S. Securities and Exchange Commission.  Such Seller’s knowledge and experience in financial and business matters is such that the Seller is capable of evaluating the merits and risks of the Seller’s sale of its applicable Warrants in the Repurchase Transaction. Such Seller and/or the Seller’s advisor(s) have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Purchaser concerning the Common Shares, the Purchaser and the Repurchase Transaction and all such questions have been answered to such Seller’s full satisfaction. Such Seller is not relying on the Purchaser with respect to the tax and other economic considerations of the Repurchase Transaction, and such Seller has relied on the advice of, or has consulted with, the Seller’s own advisors.

5.                                      Independent Appraisal.  In connection with this Agreement and the transactions contemplated hereby, such Seller has made its own independent appraisal of and investigation into, the value of such Seller’s Warrants, and, in deciding to enter into this Agreement, such Seller has not relied on the Purchaser or any affiliate, representative or agent of the Purchaser with respect to such matters.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as of the date hereof, and such representations and warranties shall survive the Closing Date, that:

1.                                      Existence and Power.

a.              The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has the power, authority and capacity to execute and deliver this Agreement, to perform the Purchaser’s obligations hereunder, and to consummate the transactions contemplated hereby.

b.              The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby (i) do not require, except as have been obtained prior to the date hereof, the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to the Exchange Act or filings required by NASDAQ) filing by the Purchaser with, any governmental or regulatory authority, including any stock exchange or self-regulatory organization, or court, or body or arbitrator having jurisdiction over the Purchaser or any of its subsidiaries; and (ii) except as would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement, do not and will not constitute or result in a breach, violation or default, or cause the acceleration or termination of any obligation or right of the Purchaser, any of the Purchaser’s subsidiaries or any other party thereto, under (A) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which the Purchaser or any of its subsidiaries is a party, (B) the Purchaser’s or any of its subsidiaries’ organizational documents or (C) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, including any stock exchange or self-regulatory organization, governmental authority, arbitrator, mediator or similar body.

2.                                      Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due execution and delivery of this Agreement by the Sellers, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity. This Agreement and the Repurchase Transaction contemplated hereby have been approved by the unanimous approval of the Audit Committee, each member of which is disinterested with respect to this Agreement and the transactions contemplated hereby and the Audit Committee and has reported such approval to the Board, which has also approved the Repurchase Transaction with the Board representative designated by the Sellers recusing himself from the process.  The Purchaser has duly taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

3.                                      Sufficient Funds. The Purchaser has access to legally available funds sufficient to consummate the transactions contemplated by this Agreement.

4.                                      No Reliance by the Purchaser. The Purchaser acknowledges and agrees that, except as set forth in this Agreement, the Sellers are not making and the Purchaser is not relying on any express or implied warranties in connection with the Repurchase Transaction.  The Purchaser is not relying on the Sellers with respect to the tax and other economic considerations of the Repurchase Transaction, and the Purchaser has relied on the advice of, or has consulted with, the Purchaser’s own advisors.

ARTICLE IV

MISCELLANEOUS PROVISIONS

1.                                      Notice. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) with return receipt requested or sent by reputable overnight courier service (charges prepaid) to the address and to the attention of the person set forth in this Agreement. Notices will be deemed to have been given hereunder when delivered personally, three business days after deposit in the U.S. mail postage prepaid with return receipt requested and two business days after deposit postage prepaid with a reputable overnight courier service for delivery on the next business day.

If to the Purchaser, to:

Talmer Bancorp, Inc.

2301 W. Big Beaver Road

Troy, MI 48084

Attn:  Dennis Klaeser

with a copy to:

Nelson Mullins Riley & Scarborough LLP

201 17th Street NW

Suite 1700

Atlanta, GA 30363

Attn:  Brennan Ryan

If to the Sellers, to:

WLR Recovery Fund IV, L.P.
WLR IV Parallel ESC, L.P.
c/o WL Ross & Co. LLC
1166 Avenue of the Americas
New York, NY 10036
Attn:  Michael Gibbons, Chief Financial Officer

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attn:  David Ingles

2.                                      Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior written and contemporaneous oral agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

3.                                      Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

4.                                      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

5.                                      Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of New York, without giving effect to principles of conflicts of laws.

6.                                      No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

7.                                      Waiver; Consent. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

8.                                      Further Assurances. Each party hereto hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this Agreement as may be reasonably necessary in order to accomplish the transactions contemplated by this Agreement.

9.                                      Costs and Expenses. Each party hereto shall each pay its own respective costs and expenses, including, without limitation, any commission or finder’s fee to any broker or finder, incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

10.                               Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

11.                               Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

12.                               Captions. The article and section captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

13.                               Public Announcements. Subject to each party’s disclosure obligations imposed by law or obligations pursuant to any listing agreement with any securities exchange or the requirements of any self-regulatory organization, each of the parties hereto will cooperate with each other party in the development and dissemination of all public news releases and other public information containing disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and no party hereto will make any such news release or public disclosure without first consulting with each other party hereto and receiving such party’s consent (which shall not be unreasonably withheld, delayed or conditioned), and each party shall coordinate with each other party with respect to any such news release or public disclosure.

14.                               Specific Performance. The parties acknowledge and agree that a party could not be made whole by monetary damages in the event that any of the provisions of this Agreement are not performed by each other party in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, in any such event, the parties shall be entitled to seek an injunction or injunctions to specifically enforce the terms and provisions hereof in an action instituted in any court of the State of Michigan having subject matter jurisdiction in respect thereof, and the parties further hereby agree to waive any requirement for the securing or posting of a bond in connection with the obtaining of such injunctive or other equitable relief.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

PURCHASER:

TALMER BANCORP, INC.

By:	/s/ David T. Provost
Name:	David T. Provost
Title:	Chief Executive Officer

SELLERS:

WLR RECOVERY FUND IV, L.P.

By: WLR Recovery Associates IV LLC
Its: General Partner

By:	/s/ Michael J. Gibbons
Name:	Michael J. Gibbons
Title:	Principal Member

WLR IV PARALLEL ESC, L.P.

By: Invesco WLR IV Associates LLC
Its: General Partner

By: Invesco Private Capital, Inc.
Its: Managing Member

By:	/s/ Michael J. Gibbons
Name:	Michael J. Gibbons
Title:	Chief Financial Officer